                                                                 EXHIBIT 4.5


                 VOTING, CO-SALE AND RIGHT OF FIRST REFUSAL AGREEMENT


     This Voting, Co-Sale and Right of First Refusal Agreement dated as of August 4, 1993 among Advance Pharmacy Services, Inc., a Delaware corporation (the "COMPANY"), Advance Health Care, Inc., a Delaware corporation ("AHC"); Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., Quai Ltd., Stephen L. Green, and Dr. Jeffrey R. Jay, J.H. Whitney & Co. and Whitney 1990 Equity Fund, L.P. (collectively, the "INVESTORS"); David D. Halbert, Jon Halbert, and Dan Phillips (collectively, the "EXECUTIVE STOCKHOLDERS"). Each of the Executive Stockholders, AHC and any other holders of at least 5% of the outstanding capital stock of the Company (who is also not an Investor) shall be referred to herein as a "STOCKHOLDER". Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., Quai Ltd., Stephen L. Green, and Dr. Jeffrey R.
Jay are sometimes collectively referred to herein as the "Canaan Funds". J.H. Whitney & Co. and Whitney 1990 Equity Fund, L.P. are sometimes herein collectively referred to as the "Whitney Funds". Either of the Canaan Funds or the Whitney Funds are sometimes referred to herein as the "INVESTOR GROUP".

     WHEREAS, the Company is issuing shares of its Series A Preferred Stock (the "SERIES A PREFERRED STOCK") to the Investors pursuant to a Series A Preferred Stock Purchase Agreement of even date herewith (the "STOCK PURCHASE AGREEMENT"), and the Investors are investing at least $4,000,000 in the Company; and

     WHEREAS, one of the conditions to the investment by the Investors is the execution of a voting agreement relating to the election of members to the Company's Board of Directors (the "BOARD OF DIRECTORS") and a stock restriction and co-sale agreement providing for, among other things, restrictions on the terms of any dispositions by Executive Stockholders and any other Stockholders holding at least 5% of the outstanding capital stock of the Company (except for such persons who acquire such shares pursuant to purchase in the public market) (collectively, "SIGNIFICANT STOCKHOLDERS") of their capital stock of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the investment by the Investors under the Stock Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                       ARTICLE I

                                ELECTION OF DIRECTORS

     SECTION 1.1. ELECTION OF DIRECTORS. At any time at which stockholders of the Company will have the right to, or will vote for or consent in writing to, the election of directors of the Company, the Investors, AHC and the Stockholders hereby agree to vote all shares of capital stock of the Company presently owned or hereafter acquired by them in favor of the following actions:

          (a) to cause and maintain the election to the Board of Directors of four (4) persons designated by the Investors (the "INVESTOR DIRECTORS"), two (2) of whom shall be designated by the Canaan Funds (the "CANAAN DIRECTORS"), two (2) of whom shall be designated by Whitney 1990 Equity Fund, L.P. (the "WHITNEY DIRECTORS"). The Canaan Directors shall be Stephen L. Green and Dr. Jeffrey R. Jay. and the Whitney Directors shall be Peter M. Castleman and Benno C. Schmidt.

          (b) to cause and maintain the election to the Board of Directors of two (2) members designated by the Stockholders (the "MANAGEMENT DIRECTORS"), who shall initially be David Halbert and Jon Halbert.

          (c) to cause and maintain the election to the Board of Directors of three (3) persons designated by the Stockholders who are not employees or officers of the Company, AHC or any subsidiary thereof, two of whom shall initially be Michael Ware and Mikel Faulkner (the "OUTSIDE DIRECTORS"). The Management Directors and the Outside Directors are jointly referred to herein as the "STOCKHOLDER DIRECTORS").

     The Company shall cause the nomination for election to the Board of Directors of the individuals set forth above. Each of the directors designated in this Section 1.1 shall be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

     In the event the Stockholders elect to designate the ninth member of the Board of Directors, the ninth director shall be an individual who is not an employee or officer of the Company, its subsidiaries or AHC, and such individual shall be an Outside Director for purposes of this Agreement. The Board of Directors shall not be enlarged above nine (9) members without the approval or consent of the holders of sixty percent (60%) of the outstanding shares of the Series A Preferred Stock.

     Anything contained herein to the contrary notwithstanding, in the event either of the Canaan Funds or the Whitney Funds fails to participate in the Second Closing (as defined in the Stock Purchase Agreement) for such Investor Group's full proportionate percentage interest in the aggregate number of Preferred Shares to be purchased by such Investor Group at the Second Closing, and the other Investor Group does participate in the Second Closing to the full extent of their respective proportionate interest, then the non-participating Investor Group, as among all Investors, agrees to forfeit the right to nominate and designate one (1) of the two (2) Directors otherwise nominated by such Investor Group. Such forfeited Investor Director shall then be designated and nominated by the Investor (who may be an investor unaffiliated with the Canaan Funds or the Whitney Funds) which participates in the Second Closing and (i) purchases at least sixty percent (60%) of the Preferred Shares otherwise required to be purchased by the non-participating Investor Group and (ii) purchases at least $1,200,000 of the aggregate Preferred Shares available for purchase at the Second Closing. Such new Investor Director shall be approved by a majority vote of the Stockholder Directors, such approval not to be unreasonably withheld or delayed. The additional Investor Director may also be designated by the Investor Group which participates for its full percentage interest of the Preferred Shares to be purchased at the Second Closing. In no instance may the new Investor Director be an officer, employee, director or consultant of AHC, the Company or its Subsidiaries. In no event may the number of Investor Directors at anytime exceed four.

     SECTION 1.2. COMMITTEES. The Company, AHC, the Investors and the Stockholders agree to cause the Board of Directors to create, nominate and appoint to, and maintain as a member of, an Audit Committee composed of three
(3) directors, and a Compensation Committee composed of four (4) directors. The Board of Directors shall nominate at least one (1) of the Investor Directors to the Audit Committee and at least two (2) Investor Directors to the Compensation Committee, and to nominate at least one Outside Director to any other committee of the Board of Directors. The committees shall not be expanded without the express written consent or approval of the Board of Directors, which consent or approval shall include the affirmative vote or consent of all Investor Directors or the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock. Each Investor Director shall be entitled to receive notice of, observe and attend all meetings of each of the foregoing committees, whether or not a member thereof.

     SECTION 1.3. VACANCIES AND REMOVAL. Each of the directors designated in Section 1.1 shall be elected at any annual or special meeting of Stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his successor is elected and qualified or until his earlier resignation or removal.

          (a) INVESTOR DIRECTORS. Any Investor Director may be removed during his term of office, with cause, by and only by the written consent of the Investors holding sixty percent (60%) of the outstanding shares of Series A Preferred Stock, and AHC and the Stockholders agree to vote their shares of Common Stock in accordance with the vote of the Investors on the matter described in this sentence. Any vacancy in the office of an Investor Director shall be filled by a person designated by the Investor or Investor Group which has designated the Investor Director whose departure from the Board gave rise to such vacancy and the Investors, AHC and Stockholders agree to vote all shares of capital stock of the Company owned by them in favor of such person.

          (b) MANAGEMENT DIRECTORS. The Management Directors may be removed during their term of office, with or without cause, by and only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock, and the Investors agree to vote their shares of Series A Preferred Stock (or Conversion Shares issued thereon) in accordance with the vote of AHC and the Executive Stockholders on the matters described in this sentence. Any vacancy in the office of the Management Directors shall be filled by the vote or written consent of AHC and the Executive Stockholders, and the Investors agree to vote their shares of Series A Preferred Stock (or Conversion Shares issued thereon) in favor of such person.

          (c) OUTSIDE DIRECTORS. Any vacancy in the office of the Outside Directors shall be filled by AHC and the Executive Stockholders, and the Investors agree to vote their shares of Series A Preferred Stock (or Conversion Shares issued thereon) in accordance with the vote of AHC and the Executive Stockholders on the matter described in this sentence.

     Pending any vote or written consent of holders of capital stock provided for or required in this Section 1.3, any vacancy in the office of an Investor Director shall be filled by the vote of a majority of the remaining Investor Directors, any vacancy in the office of a Management Director shall be filled by the vote of a majority of the remaining Directors (EXCLUDING the Investor Directors), and any vacancy in the office of the Outside Directors shall be filled by the vote of a majority of the remaining Directors, excluding the Investor Directors.

     Anything to the contrary notwithstanding, any Director may be removed for cause in accordance with the statutory provisions of, and ancillary case law interpreting, the General Corporation Law of the State of Delaware.

     SECTION 1.4.  EXPIRATION OF VOTING PROVISIONS.  The provisions of this
Article I shall apply following conversion of any or all of the shares of Series A Preferred Stock into Common Stock. Notwithstanding anything contained herein to the contrary, the provisions of this Article I shall terminate in their entirety on the later to occur of (i) twelve (12) months following the consummation of the initial underwritten public offering by the Company under the Securities Act of 1933 of any of its equity securities pursuant to an offering registered on Form S-1, or its then equivalent, in which the aggregate gross proceeds to the Company equal or exceed $10,000,000 AND at a price at least twice the original purchase price per share of the Series A Preferred Stock, or (ii) the fifth anniversary of the effective date of this Agreement set forth above. Prior to the expiration of this Article I, the Canaan Funds shall forfeit the right to designate one of the two Canaan Directors at such time when the Canaan Funds and their affiliated entities or partners hold less than nine percent (9%) of the outstanding voting capital stock of the Company (whether Series A Preferred Stock or Conversion Shares). Prior to the expiration of this
Article I, the Whitney Funds shall forfeit the right to designate one of the two Whitney Directors at such time when the Whitney Funds and their affiliated entities or partners hold less than nine percent (9%) of the outstanding voting capital stock of the Company (whether Series A Preferred Stock or Conversion Shares). Prior to the expiration of this Article I, either of the Canaan Funds or the Whitney Funds shall forfeit its respective right to designate their Investor Directors at such time as it no longer owns any shares of capital stock of the Company (whether Series A Preferred Stock or Conversion Shares).

                                      ARTICLE II

                          CO-SALE AND RIGHT OF FIRST REFUSAL

     SECTION 2.1.  RIGHT OF FIRST REFUSAL OR FIRST OFFER ON PRIVATE SALES.

          (a) SALES TO THIRD PARTIES. If at any time during the term of this Agreement a Stockholder (including AHC) desires to transfer (a "Selling Stockholder") all or any part of the vested shares of capital stock of the Company beneficially owned by him or it (the "Shares") in a privately-negotiated transaction pursuant to a bona fide offer (the "Proposed Offer Sale") from a third party (the "Proposed Transferee"), the Selling Stockholder shall first submit a written offer (the "Offer") to sell such Shares (the "Offered Shares") to the Company, the Investors and the other Stockholders on terms and conditions, including without limitation, price, not less favorable to the Company, the Investors and the other Stockholders than those on which the Selling Stockholder proposes to sell such Offered Shares to the Proposed Transferee or otherwise pursuant to the Proposed Offer Sale in accordance with the provisions of Section 2.1(b) - (d), inclusive, of this Agreement.

     The Offer shall disclose the identity of and information about the Proposed Transferee, and the terms of the Proposed Offer Sale, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, the terms and conditions, including without limitation price, of the proposed sale, and any other material facts relating to the proposed sale which may be requested by the Company. The Offer shall further state that the Company, the Investors and the other Stockholders may acquire, in accordance with the provisions of Section 2.1(b) - (d), inclusive, of this Agreement, all of the Offered Shares for the price indicated in the Offer and upon the other terms and conditions, including deferred or installment payment (if applicable), set forth therein.

     In the event the terms of the Proposed Offer Sale contemplate the payment to the Selling Stockholder of consideration other than cash, the value of such non-cash consideration shall be determined in good faith by the Board of Directors of the Company; provided that if the Proposed Transferee offers the Selling Stockholder (i) securities that are traded on a nationally-recognized stock exchange or quoted on the NASDAQ National Market System, then the value of such consideration shall be the average closing sale prices for the twenty (20) consecutive trading days preceding the date of the Offer or (ii) securities that are traded on the NASDAQ over-the-counter market or Small-Cap market, the value of such consideration shall be the average of the closing bid and closing asked prices for the twenty (20) consecutive trading days preceding the date of the Offer as reported in the WALL STREET JOURNAL or by any market maker. In the event of any dispute between the holders of the Series A Preferred Stock and the Company regarding the determination of the fair market value of non-cash consideration, at the election of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, the Company shall engage a consulting or investment banking firm selected by the Board of Directors and approved by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock (such approval not to be unreasonably withheld or delayed) to prepare an independent appraisal of the fair market value of such non-cash consideration. The costs of such valuation shall be borne by the Company.

          (b) COMPANY'S RIGHT OF FIRST REFUSAL. Upon receipt of the Offer, if the Company desires to purchase all or any part of the Offered Shares, the Company shall deliver a written notice of its election to purchase or not to purchase such shares to the Selling Stockholder and each Investor and other Stockholder, which notice shall be delivered in person or mailed to the Selling Stockholder, each Investor and other Stockholder within thirty (30) days of the date of receipt by the Company of the Offer. Such notice, if to purchase the Offered Shares, shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale to, and purchase by, the Company of the number of Offered Shares specified by the Company in such notice and on the terms of the Offer. The closing of the sale of Offered Shares to the Company pursuant to this Section 2.1(b) shall be made at the offices of the Company on such date as may be agreed upon by the Company and the Selling Stockholder, but no later than on or before the 90th day following the date the Offer is received by the Company (or if such 90th day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Selling Stockholder's delivery to the Company of a certificate(s) evidencing the Offered Shares (or any portion thereof) to be purchased by the Company, duly endorsed for transfer to the Company, against payment to the Selling Stockholder of the purchase price by the Company. The exercise or non-exercise by the Company of its rights pursuant to this Section 2.1(b) shall be without prejudice to its rights under this Section 2.1(b) with respect to any future sales of Offered Shares.

          (c) RIGHT OF SECOND REFUSAL OF INVESTORS AND OTHER STOCKHOLDERS. If the Company has not elected to purchase all of the Offered Shares pursuant to Section 2.1(b) above, then each Investor and other Stockholder shall have the absolute right, subject to the limitations set forth herein, to purchase that number of the Offered Shares remaining to be sold (after the exercise by the Company of its election to purchase any part of the Offered Shares) which shall be equal to the number of such Offered Shares remaining to be sold multiplied by a fraction, the numerator of which shall be the number of shares of capital stock (calculated on an as-converted basis) then owned by such Investor or other Stockholder, as the case may be (the "HOLDER SHARES"), and the denominator of which shall be the aggregate number of shares of capital stock of the Company (calculated on an as-converted basis) then owned by all Investors and other Stockholders desiring to exercise their rights of purchase of the Offered Shares under this subsection. For purposes of this
Article II, all of the Common Stock which an Investor or other Stockholder has the right to acquire from the Company upon the conversion, exercise or exchange of any of the preferred stock of the Company then owned by such Investor or other Stockholder shall be deemed to be Holder Shares then owned by such Investor or other Stockholder (as adjusted, in the case of Series A Preferred Stock, for any adjustments in the applicable conversion or exchange rate of any such Series A Preferred Stock). For purposes of this Section 2.1 and Section 2.2 hereof, each Investor which is a partnership shall be deemed to be the owner of shares of capital stock of the Company originally acquired by such Investor which have been transferred to and are held by direct or indirect partners and retired partners of such Investor, the spouse and members of the family of any such partner and trusts for the benefit of any such person.

     The amount of the Offered Shares that each Investor and other Stockholder is entitled to purchase under this Section shall be referred to as its "PRO RATA FRACTION". The Investors and other Stockholders shall have a right of oversubscription such that if the Company or any Investor or Stockholder fails to accept the Offer as to its Pro Rata Fraction, the remaining Investors and

Stockholders shall, among them, have the right to purchase up to the balance of the Offered Shares not so purchased. Such right of oversubscription may be exercised by an Investor and/or Stockholder by accepting the Offer as to more than its Pro Rata Fraction in its reply notice. If, as a result thereof, such oversubscriptions exceed the total number of the Offered Shares available in respect of such oversubscription privilege, the oversubscribing Investors and Stockholders shall be reduced with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions, unless they may otherwise agree among themselves.

          (d) CLOSING ON OFFERED SHARES. If an Investor or Stockholder desires to purchase all or any part of the Offered Shares, then each Investor or other Stockholder so desiring shall communicate in writing its election to purchase to the Selling Stockholder, which communication shall state the number of Offered Shares the Investor or other Stockholder desires to purchase and shall be delivered in person or mailed to the Selling Stockholder at the address set forth in accordance with Section 4.10. Such communication of the Investors and other Stockholders shall be delivered within 30 days of the date the Offer was received. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Selling Stockholder's Offered Shares (subject to the Company's exercise of its rights under Section 2.1(b) and the aforesaid limitations as to an Investor's and Stockholder's right to purchase more than its Pro Rata Fraction). Sales of the Offered Shares to be sold to the Investors and/or other Stockholders pursuant to this Section shall be made at the offices of the Company on or before the 90th day following the date the Offer was received by the Investors and other Stockholders (or if such 90th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Selling Stockholder's delivery to each purchasing Investor and other Stockholder of a certificate(s) evidencing the Offered Shares to be purchased by them, duly endorsed for transfer to each purchasing Investor and other Stockholder, against payment to the Selling Stockholder of the purchase price therefor by all such purchasing Investors and other Stockholders.

          (e) SALES TO PROPOSED TRANSFEREE. If the Company, Investors and other Stockholders do not purchase all of the Offered Shares, the Offered Shares may be sold by the Selling Stockholder to the Proposed Transferee at any time within 150 days after the date the Offer was made pursuant to the Proposed Offer Sale, subject to the co-sale provisions of Section 2.2 of this Agreement. Any such sale shall be at the same or greater price and upon other terms and conditions, if any, not more favorable to the transferee than those specified in the Offer. Any Offered Shares not sold within the permitted time period shall continue to be subject to the requirements of a prior offer and right of first refusal pursuant to this Section 2.1. If Offered Shares are sold pursuant to this Section 2.1 to any purchaser who is not a party to this Agreement or who is not otherwise a permitted transferee under Section 2.3 hereof, the Offered Shares so sold shall no longer be subject to any of the restrictions imposed by this Agreement.

          (f) ELECTION WITHOUT PREJUDICE. An Investor's or other Stockholder's election not to participate in an Offer shall be without prejudice to such Investor's or other Stockholder's rights to participate in any future Offers in accordance with Section 2.1 (and, in the case of an Investor, Section 2.2 also).

          (g) RIGHT OF REMEDY. Any violation of these provisions will provide the Investors with an immediate right of remedy to demand from the Company and the Selling Stockholder the total dollar amount the Investors were otherwise eligible to buy or sell under the provisions hereof, plus accrued interest of 10% from the date the violation occurred. Such remedy will be made within 2 weeks of notice from the Investors.

     SECTION 2.2  RIGHT OF PARTICIPATION IN SALES BY SELLING STOCKHOLDER.

          (a) CO-SALE RIGHT. If a Selling Stockholder proposes to transfer Shares pursuant to Section 2.1(e) of this Agreement, each of the Investors and other Stockholders shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder, such number of Holder Shares equal to the Offered Shares multiplied by a fraction, the numerator of which is the aggregate number of shares of capital stock of the Company owned by the particular Investor or Stockholder (as the case may be) desiring to sell Holder Shares to a Proposed Transferee, and the denominator of which is the sum of all shares of capital stock of the Company owned by the Selling Stockholder and all Investors and other Stockholders desiring to participate in sales to a Proposed Transferee under this Section 2.2 (calculated as provided in Section 2.1(c)).

          (b) NOTICE OF INTENT TO PARTICIPATE. Each person wishing to so participate in any sale under this Section 2.2 shall notify the Selling Stockholder in writing of such intention within 40 days of such Investor's receipt of notification of the failure of the Company, the Investors or other Stockholders (as the case may be) to purchase the Offered Shares pursuant to
Section 2.1, and in any event within the time period specified in Section
2.1. Such notification shall be delivered in person or mailed to the Selling Stockholder at the address set forth in accordance with Section 3.11.

          (c) SALE TO TRANSFEREE. The Selling Stockholder and each participating Investor and Stockholder shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part of the Shares and/or Holder Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Offer provided by the Selling Stockholder under Section 2.1; PROVIDED, HOWEVER, that any purchase of less than all of such Shares and/or Holder Shares by the Proposed Transferee shall be made from the Selling Stockholder and each participating Investor and other Stockholder pro rata based upon the relative amount of the Shares and/or Holder Shares that the Selling Stockholder and each participating Investor and other Stockholder is otherwise entitled to sell pursuant to
Section 2.2(a).

          (d) LAPSE OF RESTRICTIONS. Except as provided in Section 3.3(b) herein, any Shares sold by the Selling Stockholder to any third party pursuant to this Section 2.2 shall no longer be subject to the restrictions imposed or entitled to any of the benefits conferred by this Agreement, and any Holder Shares sold by a participating Investor or other Stockholder pursuant to this Section 2.2 shall no longer be entitled to the benefits conferred by this Agreement.

     SECTION 2.3  RESTRICTIONS ON TRANSFER.

          (a) NO TRANSFERS. A Stockholder shall not sell, assign, transfer, grant an option to or for, pledge, hypothecate, mortgage, encumber or dispose of all or any of his Shares except as expressly provided in this Agreement.

          (b) PERMITTED TRANSFERS. Notwithstanding the foregoing, an Executive Stockholder or a Stockholder who is a Key Manager (as defined in the Stock Purchase Agreement), but not an Executive Stockholder, may (i) transfer up to 50% of his vested Shares by way of gift for estate planning purposes to any member of his immediate family or to any trust for the benefit of any such family member, provided that any transferee shall agree in writing with the Company and the Investors, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder, or (ii) transfer any of his vested Shares by will or the laws of descent and distribution to the heirs of the Stockholder, or in the event of the disability of the Stockholder, to the legal representatives of the Stockholder, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder.

          (c) DEFINITIONS. As used herein, the word "FAMILY" shall include any spouse, lineal ancestor or descendant, brother or sister. As used herein, the term "STOCKHOLDER" is deemed to include any transferees of the Stockholder, except as expressly provided otherwise.

     SECTION 2.4. DURATION OF AGREEMENT. The rights and obligations of the Company, each Stockholder and each Investor under Article II of this Agreement shall terminate, on the earlier to occur of the following: (a) immediately prior to the consummation of the initial underwritten public offering by the Company under the Securities Act of 1933 of any of its equity securities pursuant to an offering registered on Form S-1, or its then equivalent, in which the aggregate gross proceeds to the Company equal or exceed $10,000,000 AND at a price at least twice the original purchase price per share of the Series A Preferred Stock, or (b) immediately prior to and expressly conditioned upon the consummation of the sale of all, or substantially all, of the Company's assets or capital stock either through a direct sale, merger, reorganization, consolidation or other form of business combination or acquisition in which voting control of the equity securities of the Company is transferred to a third party unaffiliated with the Company, the Investors or any Stockholder.

                                     ARTICLE III

                                    MISCELLANEOUS

     SECTION 3.1. LEGEND. Each certificate representing shares of capital stock beneficially owned by the Stockholders and the Investors shall bear a legend in substantially the following form, until such time as the shares of capital stock represented thereby are no longer subject to the provisions hereof:

          "The sale, transfer or assignment of the securities represented by this certificate are subject to the terms and conditions of a certain Voting, Co-Sale and Right of First Refusal Agreement among the Company and certain holders of its outstanding capital stock. Copies of such Agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Company."

     SECTION 3.2. FAILURE TO DELIVER SHARES. If a Stockholder becomes obligated to sell any Shares to an Investor and/or other Stockholder under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, such Investor and/or other Stockholder may, at its option, upon ten (10) days prior written notice to the Company and the Selling Stockholder, in addition to all other remedies it may have, send to the

Company for the benefit of the Selling Stockholder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to the Selling Stockholder shall, (a) cancel on its books the certificate(s) representing the Shares to be sold, (b) issue, in lieu thereof, in the name of such Investor and/or other Stockholder, as the case may be, a new certificate(s) representing such Shares, and (c) pay the proceeds tendered by the Investor and/or other Stockholder to the Selling Stockholder, and thereupon all of the Selling Stockholder's rights in and to such Shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under Section 2.1. If a Selling Stockholder transfers any shares to a Proposed Transferee in violation of this Agreement, the Company may, at the election of a majority of the disinterested members of the Board of Directors, cancel on the books of the Company any shares of capital stock then held by such Selling Stockholder and compel such Selling Stockholder to purchase from the Investors and other Stockholders a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.

     SECTION 3.3. ADDITIONAL PARTIES AND DEFINITIONS. The Company, Investors (in the case of a transfer of Series A Preferred Stock), and Stockholders (in the case of a transfer of capital stock by them or issuance of capital stock by the Company) shall cause the following to occur:

          (a) Any person or entity who acquires shares of Series A Preferred Stock shall execute a counterpart of this Agreement and shall become an Investor hereunder (except as expressly provided in Section 2.1(e) and 2.2(d) of this Agreement), unless at the time of such purchase, such person or entity was a Stockholder or an officer or employee of the Company, in which case such person or entity shall still remain or become (as the case may be) a Stockholder hereunder. Any purported transfer pursuant to this Section 3.3(a) shall be subject to and conditioned upon the proposed transferee executing a counterpart of this Agreement; and

          (b) Any person or entity who acquires five percent (5%) or more of the outstanding shares of capital stock of the Company (other than as provided in Section 3.4(a) or pursuant to purchases in the open market) shall execute a counterpart to this Agreement and shall become a Stockholder hereunder (except as expressly provided in Section 2.1(e) or 2.2(d) of this Agreement), unless at the time such person or entity was, or was required to become pursuant to this Section, an Investor hereunder.

     Execution by such persons or entities and the Company of a counterpart of this Agreement and an amendment adding their names as signatories hereto shall be a condition of any acquisition of such shares by such person or entity. This Agreement shall thereafter be amended and restated to include such additional persons or entities without the necessity of procuring an amendment to this Agreement by the other parties hereto. The

Secretary of the Company shall promptly notify all Stockholders and Investors of any purported transfer or disposition of shares by a Stockholder under this Agreement.

     SECTION 3.4. SEVERABILITY GOVERNING. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable to the maximum extent possible in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     SECTION 3.5. INJUNCTIVE RELIEF. It is acknowledged that it will be impossible to measure the damages that would be suffered by any party if another party fails to comply with the provisions of this Agreement and that in the event of any such failure, the non-defaulting party will not have an adequate remedy at law. The non-defaulting party shall, therefore, be entitled to obtain specific performance of any defaulting party's obligations hereunder and to obtain immediate injunctive relief. The defaulting party shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the non defaulting party has an adequate remedy at law.

     SECTION 3.6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, legal representatives and heirs.

     SECTION 3.7. MODIFICATION OR AMENDMENT. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by (A) the Stockholders holding at least a majority of the shares of capital stock then subject to this Agreement and held by such Stockholders, based upon actual voting power and calculated on an "as if converted" basis, together with (B) the consent of the Investors holding at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock or capital stock issued on conversion or exchange thereof.

     SECTION 3.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 3.9. NOTICES. All notices to be given or otherwise made to any part to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, by express overnight courier service, or by electronic facsimile transmission (with a confirming copy sent by U.S. mail, first class, postage prepaid mail, or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth herein or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties.

     Notice to the Company or the Stockholders should be addressed as follows:

          Advance Pharmacy Services, Inc.
          545 East John Carpenter Freeway
          Suite 1900
          Irving, Texas 75062
          Attention: President

     Notice to the Canaan funds should be addressed as follows:

          Canaan Partners
          105 Rowayton Avenue
          Rowayton, Connecticut 06853
          Attn: Dr. Jeffrey R. Jay

     Notice to J.H. Whitney & Co. or Whitney 1990 Equity Fund, L.P. should be addressed to such Investor as follows:

          J.H. Whitney & Co.
          630 Fifth Avenue
          New York, New York 10111
          Attn: Mr. Daniel J. O'Brien

     All notices shall be considered to be delivered three (3) days after dispatch in the event of first class or registered mail, and on the next succeeding business day in the event of facsimile transmission (with confirmation of receipt) or overnight courier service.

     SECTION 3.10. MERGER PROVISION. This Agreement and the Stock Purchase Agreement of even date herewith, by and among the Company and the Investors, along with all exhibits and schedules to the various agreements, and the terms of the Series A Preferred Stock, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, of any of the parties hereto concerning the subject matter hereof. Any agreement between the Company and any Stockholder in effect immediately prior to the execution hereof and concerning any of the subject matter hereof or which conflicts with the terms of this Agreement is hereby terminated. Any capitalized terms used herein but not otherwise defined herein shall have the same meaning assigned to them in the Preferred Stock Purchase Agreement.

     SECTION 3.11. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of any Investor or the Company, the Company, the Investors and the Stockholders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                             [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Voting, Co-Sale and Right of First Refusal Agreement to be executed as of the date first above written.

ADVANCE PHARMACY SERVICES, INC.


By:       /s/ David D. Halbert
     -----------------------------
Title: CEO
      ----------------------------

INVESTORS:

CANAAN CAPITAL LIMITED
PARTNERSHIP                       STOCKHOLDERS:

By:Canaan Capital Management
          Limited Partnership, General       /s/ David D. Halbert
          Partner                            ----------------------------
                                             David D. Halbert

By:Canaan Capital Partners L.P.,             /s/ John Halbert
          General Partner                    ----------------------------
                                             John Halbert


By:                                          /s/ Dan Phillips
        -------------------------            ----------------------------
          General Partner                    Dan Phillips

CANAAN CAPITAL OFFSHORE                      ADVANCE HEALTH CARE, INC.
LIMITED PARTNERSHIP C.V.
                                             By: /s/ David D. Halbert
By:Canaan Capital Management                     ------------------------
Limited Partnership,                              Title: President
General Partner                                          ----------------

By: Canaan Capital Partners L.P.,            INVESTORS:
          General Partner

By:   ---------------------------            -----------------------------
          General Partner                    Dr. Jeffrey R. Jay

J.H. WHITNEY & CO.

By:   ---------------------------            -----------------------------
Title:                                       Stephen L. Green
      ---------------------------

WHITNEY 1990 EQUITY FUND, L.P.               QUAI LTD.


By:                                      By:
   ------------------------------            ----------------------------
Title:                                       Title:
      ---------------------------                  ----------------------

IN WITNESS WHEREOF, the parties hereto have caused this Voting, Co-Sale and Right of First Refusal Agreement to be executed as of the date first above written.

ADVANCE PHARMACY SERVICES, INC.


By:
   ----------------------------
Title:
      -------------------------

INVESTORS:

CANAAN CAPITAL LIMITED
PARTNERSHIP                                       STOCKHOLDERS:

By:Canaan Capital Management
          Limited Partnership, General            -------------------------
          Partner                                 David D. Halbert

By: Canaan Capital Partners L.P.,                  ------------------------
          General Partner                         John Halbert

By: /s/ Stephen L. Green                          -------------------------
   -------------------------------                Dan Phillips
          General Partner

CANAAN CAPITAL OFFSHORE                           ADVANCE HEALTH CARE, INC.
LIMITED PARTNERSHIP C.V.
                                                  By:
By: Canaan Capital Management                         ----------------------
Limited Partnership,                              Title:
General Partner                                          -------------------

By:Canaan Capital Partners L.P.,                  INVESTORS:
          General Partner

By: /s/ Stephen L. Green                          /s/ Jeffrey R. Jay, M.D.
   ------------------------------                 --------------------------
   General Partner                                Dr. Jeffrey R. Jay

J.H. WHITNEY & CO.


By:                                               /s/ Stephen L. Green
   -----------------------------                  --------------------------
Title:                                            Stephen L. Green
      -------------------------

WHITNEY 1990 EQUITY FUND, L.P.                    QUAI LTD.


By:                                               By:
   ----------------------------                       ----------------------
Title:                                            Title:
      -------------------------                          -------------------

NI WITNESS WHEREOF, the parties hereto have caused this Voting, Co-Sale and Right of First Refusal Agreement to be executed as of the date first above written.

ADVANCE PHARMACY SERVICES, INC.


By:
    ----------------------------
Title:
       -------------------------

INVESTORS:

CANAAN CAPITAL LIMITED
PARTNERSHIP                                STOCKHOLDERS:

By:Canaan Capital Management
          Limited Partnership, General     -------------------------------
          Partner                          David D. Halbert

By:Canaan Capital Partners L.P.,           -------------------------------
          General Partner                  John Halbert

By: ---------------------------------      -------------------------------
          General Partner                  Dan Phillips

CANAAN CAPITAL OFFSHORE                    ADVANCE HEALTH CARE, INC.
LIMITED PARTNERSHIP C.V.
                                           By:
By: Canaan Capital Management                  ----------------------------
Limited Partnership,                       Title:
General Partner                                   -------------------------

By: Canaan Capital Partners L.P.,         INVESTORS:
          General Partner

By: ---------------------------------     ---------------------------------
          General Partner                 Dr. Jeffrey R. Jay

J.H. WHITNEY & CO.

By: /s/ Daniel J. O'Brien
   ----------------------------------     ---------------------------------
Title: Chief Financial Officer            Stephen L. Green
       ------------------------------


WHITNEY 1990 EQUITY FUND, L.P.            QUAI LTD.


By: /s/ Daniel J. O'Brien                 By:
    ---------------------------------         ------------------------------
Title: Chief Financial Officer                Title:
       ------------------------------                -----------------------

IN WITNESS WHEREOF, the parties hereto have caused this Voting, Co-Sale and Right of First Refusal Agreement to be executed as of the date first above written.

ADVANCE PHARMACY SERVICES, INC.


By:
    -----------------------------
Title:
       --------------------------

INVESTORS:

CANAAN CAPITAL LIMITED
PARTNERSHIP                                    STOCKHOLDERS:

By:Canaan Capital Management
          Limited Partnership, General        ------------------------------
          Partner                             David D. Halbert

By:Canaan Capital Partners L.P.,              ------------------------------
          General Partner                     John Halbert

By:
    -------------------------------           ------------------------------
          General Partner                     Dan Phillips

CANAAN CAPITAL OFFSHORE                       ADVANCE HEALTH CARE, INC.
LIMITED PARTNERSHIP C.V.
                                              By:
                                                  ---------------------------
By: Canaan Capital Management
Limited Partnership,                          Title:
General Partner                                      ------------------------

By: Canaan Capital Partners L.P.,             INVESTORS:
          General Partner

By:
    -------------------------------           -------------------------------
          General Partner                     Dr. Jeffrey R. Jay

J.H. WHITNEY & CO.

By:
    -------------------------------           --------------------------------
Title:                                         Stephen L. Green
      -----------------------------

WHITNEY 1990 EQUITY FUND, L.P.                 QUAI LTD.


By:                                            By: /s/Dominique Liardet
    --------------------------------               ---------------------------
Title:                                         Title: Attorney-in-Fact
      -----------------------------                   ------------------------